UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/29/2008

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-49629

DE	33-0933072
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of Principal Executive Offices, Including Zip Code)

949-399-4500
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 3.02.    Unregistered Sales of Equity Securities

On September 29, 2008, WB QT, LLC, the holder of the Registrant's $16.2 million convertible promissory note, converted $2 million of principal at a conversion price of $1.35 per share.

As a result of such conversion, the Registrant issued to WB QT, LLC, a total of 2,014,815 shares of its common stock, consisting of 1,481,481 shares to satisfy the principal conversion and 533,334 shares to satisfy the Make-Whole Amount. As described in the Registrant's Current Report on Form 8-K filed with the Commission on June 5, 2008 ("Prior Filing"), which is incorporated herein by reference, the Make-Whole Amount is the amount of interest that would have been paid through the maturity date of the convertible promissory note on the $2 million of principal had WB QT, LLC not converted. As disclosed in the Prior Filing, the number of shares issuable in satisfaction of the Make-Whole Amount is based on a fixed price of $1.50 per share. The material conversion and other terms of the Registrant's $16.2 million convertible promissory note are described in Item 1.01 of the Prior Filing.

The common shares issued by the Registrant as a result of the conversion described herein were issued to an accredited investor in a transaction exempt from Registration pursuant to Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D. The transaction did not involve a public offering, was made without general solicitation or advertising, and there were no underwriting commissions or discounts.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: October 03, 2008.	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer